Exhibit 2.1

(Confidential Portions Ommitted)

ASSET SALE AND PURCHASE AGREEMENT

BY AND AMONG

ANGIOTECH PHARMACEUTICALS, INC.,

SURGICAL SPECIALTIES PUERTO RICO, INC.,

QUILL MEDICAL, INC.,

ETHICON, INC.

and

ETHICON, LLC

DATED AS OF APRIL 4, 2012

i

ii

SCHEDULES

Schedule A	Acquired Assets
Schedule B-1	Codes of Initial Bi-Directional Product
Schedule B-2	Codes of Initial [***](1) Product
Schedule C	Launch Requirements
Schedule D	Escrow Procedure
Schedule E	Purchase Price Allocation
Schedule F-1	Seller Patents
Schedule F-2	Quill™ Know-How
Schedule G	Assistance and Training Matters
Seller Disclosure Schedule

EXHIBITS

Exhibit A	Bill of Sale, Assignment and Assumption Agreement
Exhibit B	Manufacturing and Supply Agreement
Exhibit C	License Agreement

(1)         Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

iii

ASSET SALE AND PURCHASE AGREEMENT

This ASSET SALE AND PURCHASE AGREEMENT (the “Agreement”) is entered into as of April 4, 2012, by and among Angiotech Pharmaceuticals, Inc., a corporation formed under the Laws of British Columbia with offices at 1618 Station Street, Vancouver, BC, Canada V6A 1B6 (the “Company”), Surgical Specialties Puerto Rico, Inc., a Puerto Rico corporation with offices at RD 459 KM 0.6, Montana Industrial Park, Aguadilla, Puerto Rico (“Subsidiary 1”) and Quill Medical, Inc., a Delaware corporation with offices at 1633 Westlake Avenue North, Suite 400, Seattle, WA 98109-6227 (“Subsidiary 2”, and collectively, with the Company and Subsidiary 1, “Seller”, each of them is severally referred to as a “Seller Party”), Ethicon, Inc., a New Jersey corporation with offices at Route 22 West, P.O. Box 151, Somerville, NJ 08876 (“Buyer 1)”) and Ethicon, LLC, a Delaware limited liability company with offices at 475 Calle C Suite 401, Los Frailes Industrial Park, Guaynabo, PR 00969 (“Buyer 2” and collectively, with Buyer 1, “Buyer”, each of them is severally referred to as a “Buyer Party”, and Buyer and Seller, the “Parties”).

RECITALS

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, subject to the terms and conditions herein, the Acquired Assets; and

WHEREAS, concurrently with the execution of this Agreement, Buyer and Seller (or one or more of their respective wholly-owned Subsidiaries) are entering into the Ancillary Agreements, each dated as of the date hereof.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)                       “Acquired Assets” means all right, title and interest in and to all of the assets on Schedule A, whether tangible or intangible, real or personal, and wherever located and by whomever possessed, including the Equipment and Acquired Intellectual Property.

(b)                       “Acquired Intellectual Property” means the Seller Patents and the Quill™ Know-How.

(c)                        “Action” means any action, claim, suit, audit, inquiry, investigation, proceeding, litigation or arbitration, whether civil or criminal, at law or in equity, by or before any Governmental Entity.

(d)                       “Additional Consideration” has the meaning ascribed to the term in Section 2.2(b).

(e)                        “Affiliate” means, with regards to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise and the terms “controlled” and “controlling” have meanings correlative thereto.

(f)                         “Agreement” means this Asset Sale and Purchase Agreement, dated as of the date hereof, by and among the Seller Parties and the Buyer Parties, as the same may be amended or supplemented, together with all the Exhibits and Schedules attached hereto.

(g)                        “Allocation” has the meaning ascribed to such term in Section 2.4.

(h)                       “Ancillary Agreements” means the Bill of Sale, Assignment and Assumption Agreement, the Manufacturing and Supply Agreement and the License Agreement.

(i)                           “Appeal Arbitrator” has the meaning ascribed to such term in Section 8.7(g).

(j)                          “Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101, et seq.), as amended, and any successor statute.

(k)                       “Bankruptcy Laws” means (i) the Bankruptcy Code, (ii) the Bankruptcy and Insolvency Act (Canada), (iii) the Companies’ Creditors Arrangement Act (Canada), (iv) the Winding-up and Restructuring Act (Canada), (v) any other local, state, provincial or federal bankruptcy or insolvency Law or Law governing assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, recapitalization, winding-up, arrangement of debt or other similar relief, (vi) any general corporate legislation in any relevant Canadian or U.S. jurisdiction in respect of any reorganization, recapitalization, arrangement or other similar relief, and (vii) any similar legislation in a relevant jurisdiction, in each case, as applicable and as amended and in effect from time to time.

(l)                           “Bill of Sale, Assignment and Assumption Agreement” means the Bill of Sale, Assignment and Assumption Agreement, dated as of the date hereof, by and between Seller and Buyer and attached hereto as Exhibit A.

(m)                   “Books and Records” means all paper or electronic records, files, documents, work papers and other information in any form, whether marked “confidential” or not possessed by a Party relating to the Product or Quill™, as applicable.

(n)                       “Business” means the development, Manufacturing and Commercialization of Quill™ by Seller as of the date hereof.

(o)                       “Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required or authorized by Law to be closed in New York, New York, or Vancouver, British Columbia.

(p)                       “Buyer” has the meaning ascribed to such term in the Preamble of this Agreement.

(q)                       “Buyer 1” has the meaning ascribed to such term in the Preamble of this Agreement.

(r)                          “Buyer 2” has the meaning ascribed to such term in the Preamble of this Agreement.

(s)                         “Buyer Indemnified Parties” has the meaning ascribed in Section 7.2.

(t)                          “Closing” has the meaning ascribed to such term in Section 3.1.

(u)                       “Closing Consideration” has the meaning ascribed to such term in Section 2.2(a).

(v)                       “Closing Date” has the meaning ascribed to such term in Section 3.1.

(w)                     “Code” means the Internal Revenue Code of 1986, as amended.

(x)                       “Commercialization” means, with respect to a medical device, the development, implementation and performance of marketing, sales, distribution and support activities for such medical device, including the use, sale, offer for sale, conducting of post-marketing surveillance and importing (and, in any jurisdiction, any other rights granted in such jurisdiction in connection with Patents) of such medical device in connection with such marketing, sales, distribution and support activities.  “Commercialize” and “Commercializing” shall have correlative meanings.

(y)                       “Company” has the meaning ascribed to such term in the Preamble of this Agreement.

(z)                        “Confidential Information” means (i) all non-public information, whether in oral, written or electronic format, and given to one Party by the other Party relating to the Party providing such information or any of its Affiliates, including information regarding its products, distribution or information regarding its costs, productivity or technological advances and (ii) any Information (as defined in the Confidentiality Agreement) provided pursuant to the Confidentiality Agreement.

(aa)                “Confidentiality Agreement” means the Confidentiality Agreement, dated May 12, 2011, by and between the Company and Buyer.

(bb)                “Contract” means any contract, agreement, binding arrangement or understanding, obligation, commitment, instrument, loan agreement, indenture, letter of credit (including related letter of credit application and reimbursement obligation), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, franchise, power of attorney, purchase order, lease or license to which a Party is bound, in each case as amended, supplemented, waived or otherwise modified; provided that open purchase orders shall not be included in the definition of “Contract”.

(cc)                  “CPR” has the meaning ascribed to such term in Section 8.6(a).

(dd)                “Credit Agreement” means the Credit Agreement, dated as of May 12, 2011, by and among the Company, as Parent (as such term is defined therein), the Subsidiaries of Parent listed therein as Borrowers (as such term is defined therein), the Lenders listed therein (as such term is defined therein) and Wells Fargo Capital Finance, LLC, as Arranger and Administrative Agent (as such terms are defined therein).

(ee)                  “Damages” has the meaning ascribed to such term in Section 7.2(a).

(ff)                    “Dispute” has the meaning ascribed to such term in Section 8.6(a).

(gg)                  “Distributor Contract” has the meaning ascribed to such term in Section 4.10(a)(viii).

(hh)                “Equipment” means the barbing machines and related equipment listed on Schedule A.

(ii)                        “Escrow Account” has the meaning ascribed to such term in Section 6.2(a).

(jj)                      “Escrow Agent” has the meaning ascribed to such term in Section 6.2(a).

(kk)                “Escrow Agreement” has the meaning ascribed to such term in Section 6.2(a).

(ll)                        “Escrow Amount” has the meaning ascribed to such term in Section 6.2(a).

(mm)        “FCPA” has the meaning ascribed to such term in Section 4.6.

(nn)                “FDA” means the U.S. Food and Drug Administration and any successor agency.

(oo)                “FDA Counterpart” means, with respect to any country or jurisdiction outside of the United States, the Governmental Entity in such country or jurisdiction that performs substantially similar functions as the FDA with respect to approval and regulation of medical devices, and includes the Therapeutic Products Directorate of Health Canada.

(pp)                “GAAP” means the United States generally accepted accounting principles.

(qq)                “Governmental Entity” means any international, supranational, national, provincial, regional, federal, state, municipal, local or other government, any instrumentality, department, commission, agency, bureau, board, subdivision, court, tribunal or judicial or arbitral body, any administrative, regulatory or self-regulatory agency, commission, body, task force or other authority (including any securities exchange or other self-regulatory organization in the securities, financial services, investment or commodity industries), or any quasi-governmental or private body exercising any regulatory, taxing or importing or other governmental or quasi-governmental authority.

(rr)                      “Improvement” means any new or different uses or indications, change or improvements in suture material, improvements to efficiency or methods of Manufacturing, new product codes and/or varying suture sizes from [***](2), in each case, as related to the Products.

(ss)                    “Indebtedness” means, with respect to any Person, without duplication:  (a) indebtedness for borrowed money; (b) indebtedness for borrowed money of any other Person guaranteed in any manner by such Person; (c) indebtedness evidenced by bonds, notes, debentures or similar instruments or letters of credit or guarantee (or reimbursement agreements in respect thereof); and (d) obligations of such Person as lessee under any leases which are required to be capitalized in accordance with GAAP, contingently or otherwise, as obligor or guarantor.

(tt)                      “Indemnification Cap” has the meaning ascribed to such term in Section 7.5(a).

(uu)                “Indemnification Threshold” has the meaning ascribed to such term in Section 7.5(a).

(vv)                “Indemnified Party” has the meaning ascribed to such term in Section 7.3.

(ww)            “Indemnifying Party” has the meaning ascribed to such term in Section 7.4.

(xx)                “Initial Bi-Directional Product” means the Quill™ Knotless Tissue-Closure Device with the Self-Retaining System, [***](2) for the SKUs set forth on Schedule B-1.

(yy)                “Initial [***](2) Product” means the Quill™ Knotless Tissue-Closure Device (2).  The subset of SKUs so identified on Schedule B-2 shall constitute the “[***](2) Product.”

(2)         Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

(zz)                  “Intellectual Property” means any and all rights in intellectual or industrial property in any jurisdiction, whether owned or held under license, including such rights in and to all (i) registered and unregistered Trademarks; (ii) works of authorship, whether copyrightable or not, registered and unregistered copyrights and applications for registration of copyrights; (iii) rights in computer software, databases and data; (iv) Patents; (v) Know-How; (vi) trade secrets; (vii) technology; and (viii) all registrations of, and applications to register, any of the foregoing with any Governmental Entity and any renewals, modifications or extensions thereof and the goodwill associated with each of the foregoing.

(aaa)         “Know-How” means any and all pharmaceutical, technical or scientific information, products, apparatuses, trade secrets, data, software, processes, methods, techniques, know-how, algorithms, formulae, systems, designs, discoveries, inventions and other similar proprietary or confidential information, whether or not protected by trade secret Law.

(bbb)         “Knowledge of Seller” means the actual knowledge, after reasonable inquiry of the employees of Seller, of those individuals set forth on Section 1.1(bbb) of the Seller Disclosure Schedule.

(ccc)            “Launch” means Seller’s satisfaction of the obligations set forth in the launch requirements schedule set forth on Schedule C and Buyer 1’s reasonable determination that Seller has satisfied such obligations, such determination to be made in accordance with customary industry practice.  “Launched” shall have a correlative meaning.

(ddd)         “Launch Date” means the date on which a Product is Launched.

(eee)            “Law” means any and all domestic (provincial, federal, state or local) or foreign laws, statutes, codes, rules, regulations, requirements, ordinances or Orders promulgated by any Governmental Entity.

(fff)               “License Agreement” means the License Agreement, dated as of the date hereof, by and between Seller and Buyer and attached hereto as Exhibit C.

(ggg)            “Lien” means any mortgage, pledge, security interest, encumbrance, deed of trust, priority, pre-emptive right, right of first refusal or similar rights of others, charge or other lien (whether arising by contract or by operation of law), whether or not filed, recorded or otherwise perfected under applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any sale and leaseback, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent Laws of any jurisdiction).

(hhh)         “Manufacturing” means the activities related to the design, manufacture, fabrication, assembly or processing of a finished medical device, including contract sterilization, installation, relabeling, remanufacturing, repacking or specification development.  “Manufacture” shall have a correlative meaning.

(iii)                     “Manufacturing and Supply Agreement” means the Manufacturing and Supply Agreement, dated as of the date hereof, by and among Seller, certain other Subsidiaries of the Company, and Buyer 2 and attached hereto as Exhibit B.

(jjj)                  “Material Adverse Effect” means, with respect to a Seller Party, any change, effect, event, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the assets, business, results of operations or condition (financial or otherwise) of such Seller Party or on the ability of the Seller Party to consummate any of the transactions contemplated hereby, or any event or condition that would, with or without the passage of time, constitute a material adverse effect, other than a change, effect, event, occurrence or development resulting from (i) any change in the general economic condition of the economy in the United States or in any other jurisdiction in which Seller conducts the Business or has operations related thereto, except to the extent such change disproportionately affects Seller, taken as a whole, relative to the competitors of Seller in the Field, (ii) the effect of any economic change that affects the industry as a whole in which Seller operates the Business (other than as may arise or result from regulatory action by a Governmental Entity), except to the extent such change disproportionately affects Seller, taken as a whole, relative to the competitors of Seller in the Field, (iii) failure, in and of itself, by the Seller Parties to meet any published or internal projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Material Adverse Effect) and (iv) any action required to be taken by this Agreement.

(kkk)         “Material Contract” has the meaning ascribed to such term in Section 4.10(a).

(lll)                     “New Senior Note Agreement” means the Indenture, dated as of May 12, 2011, by and among Deutsche Bank National Trust Company, as Collateral Agent and Trustee (as defined therein), the Company and the Guarantors (as defined therein).

(mmm)       “Order” means any decision, decree, order, writ, judgment, stipulation, award, injunction (whether temporary, preliminary or permanent), temporary restraining order or other order in any suit or proceeding by any Governmental Entity.

(nnn)         “Parties” has the meaning ascribed to such term in the Preamble of this Agreement.

(ooo)         “Patent” means any patent, including any utility model and utility patent and design patent, any modification, division, continuation, continuation-in-part, extension, reissue, reexamination and renewal of any of the foregoing, patents of addition and patents of importation, in each case including any application therefor, that is issued by, or pending before, any patent office in any jurisdiction.

(ppp)         “Person” means an association, a corporation, an individual, a partnership, a limited liability company, a joint venture, a trust, a business trust, cooperative, foreign trust or foreign business organization or any other entity or organization known to Law, including a Governmental Entity and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

(qqq)         “Personal Property” means the equipment, furniture, machinery, computer hardware and other tangible personal property owned by Seller and used or intended for use in the Business as currently operated.

(rrr)                  “Product” has the meaning ascribed to such term in the Manufacturing and Supply Agreement.

(sss)               “Public Official” means: (a) any officer, employee or representative of any Governmental Entity; (b) any officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Entity, including any state-owned or controlled veterinary or medical facility; (c) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; (d) any Person acting in an official capacity for any Governmental Entity, enterprise, or organization identified above; or (e) any political party, party official or candidate for political office.

(ttt)                  “Purchase Price” has the meaning ascribed to such term in Section 2.2(b).

(uuu)         “Quill™” means any product reflected or embodied in the Acquired Intellectual Property as of the Closing Date, including, but not limited to, [***](3).

(vvv)         “Quill™ Know-How” means any and all Know-How as of the Closing Date relating to the development, Manufacture, purchase, sale or use of Quill™, including operation manuals and specifications, algorithms, drawings, maintenance schedules and protocols of any machinery and components used to Manufacture Quill™, qualifications (including installation qualifications, operational qualifications and performance qualifications), the design history file, the device master record, biological materials and other materials and compositions which are reasonably related thereto.

(www)   “Raw Materials” mean the materials, components and packaging required to Manufacture any Quill™ in accordance with the Specifications.

(xxx)         “Representatives” means, with regard to any specified Person, such Person’s directors, officers, partners, members, employees, agents, representatives, financial advisors, lenders, consultants, accountants and attorneys.

(yyy)         “Seller” has the meaning ascribed to such term in the Preamble of this Agreement.

(3)         Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

(zzz)            “Seller Disclosure Schedule” means the disclosure schedule of Seller referred to in, and delivered to Buyer pursuant to, this Agreement.

(aaaa)  “Seller Indemnified Parties” has the meaning ascribed to such term in Section 7.3.

(bbbb)  “Seller Notice” has the meaning ascribed to such term in Section 6.2(a).

(cccc)      “Seller Party” has the meaning ascribed to such term in the Preamble of this Agreement.

(dddd)  “SKU” means stock-keeping unit.

(eeee)      “Solvent” means, with regard to any Person, that (i) the sum of the assets of such Person, both at a fair valuation and at present fair salable value, exceeds its liabilities, including contingent, subordinated, unmatured, unliquidated, and disputed liabilities; (ii) such Person is able to pay its debts, obligations and liabilities as they become due in the usual course of its business; (iii) such Person does not have an unreasonably small capital with which to conduct its present or proposed business; and (iv) such Person has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature.  For purposes of this definition, “debt” means any liability on a claim, and “claim” means (A) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (B) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.  With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

(ffff)          “Specifications” mean the specifications for the design, composition, product safety assurance, Manufacture, packaging, and/or quality control of any medical device.

(gggg)      “Subsidiary” means, with respect to any Person, an Affiliate of such Person which (a) if a corporation, a majority of the total voting power of shares of stock entitled to vote in the election of directors, managers, or trustees thereof is at the time owned, controlled or held, directly or indirectly, by such Person or one or more subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, trust or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned, controlled or held, directly or indirectly, by such Person or one or more subsidiaries of such Person or a combination thereof, and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director, managing member or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

(hhhh)  “Subsidiary 1” has the meaning ascribed to such term in the Preamble of this Agreement.

(iiii)                  “Subsidiary 2” has the meaning ascribed to such term in the Preamble of this Agreement.

(jjjj)              “Tax” means any tax (including any income tax, franchise tax, margin tax, capital gains tax, alternative or add-on minimum tax, estimated tax, value-added tax, use tax, property tax, transfer tax, payroll tax, social security tax or withholding tax, escheat or abandoned property liability), and any related fine, penalty, interest or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Governmental Entity.

(kkkk)  “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax.

(llll)                  “Territory” means worldwide.

(mmmm)                                            “Third Party” means any Person other than Seller or Buyer or any of their respective Affiliates.

(nnnn)  “Third Party Claim” has the meaning ascribed to such term in Section 7.4.

(oooo)  “Third Party Consent” has the meaning ascribed to such term in Section 6.2(a).

(pppp)  “Trademarks” means the trademarks, applications for trademarks, copyrights, slogans, artwork, trade names, service marks, certification marks, assumed name, trade dress, logo or other identifying indicia including all applications for registration therefor, and all registrations, renewals, modifications and extensions thereof.

ARTICLE II

PURCHASE AND SALE

Section 2.1                                    Purchase and Sale of the Acquired Assets.  Subject to the terms and conditions of this Agreement, each Seller Party agrees to sell, assign, transfer, convey and deliver to Buyer (as directed by Buyer) as of the Closing Date, and Buyer agrees to purchase and to take (or to cause its designated Affiliate to take) assignment and delivery from Seller as of the Closing Date, all of Seller’s right, title and interest in and to the Acquired Assets, in each case free and clear of all Liens.  For purposes of clarification only, the Parties acknowledge that Buyer is not assuming any liabilities of Seller in relation to the Acquired Assets or otherwise.

Section 2.2                                    Purchase Price.

(a)                       In consideration for the purchase of the Acquired Assets, the aggregate purchase price payable by Buyer to Seller shall be an amount equal to $20.4 million to be paid on the Closing Date (the “Closing Consideration”), plus the amounts potentially payable under Section 2.2(b), if any, and each payment in this Section 2.2 shall be paid by Buyer to Seller in U.S. dollars by wire transfer of immediately available funds to the bank account specified by Seller prior to the Closing, which account may be changed by Seller by written notice at least ten (10) Business Days prior to the applicable payment date.

(b)                       Buyer shall pay to Seller the following amounts as potential additional consideration for the Acquired Assets (such amounts, the “Additional Consideration,” and collectively with the Closing Consideration, the “Purchase Price”)):

(i)             $5 million no later than ten (10) Business Days following Seller’s satisfaction of its obligations under Section 6.3 of this Agreement;

(ii)          subject to Section 6.2(a) and Schedule D, $15 million no later than ten (10) Business Days following the Launch Date of the Initial Bi-Directional Product;

(iii)       $5 million no later than ten (10) Business Days following the Launch Date of the SKUs constituting the [***](4) Product as identified on Schedule B-2; provided that such Launch Date occurs on or prior to June 30, 2013 (for the avoidance of doubt, Buyer shall not be obligated to make the payment to Seller pursuant to this Section 2.2(b)(iii) if the Launch Date of the [***](4) Product occurs after June 30, 2013, but if such Launch Date occurs on or prior to such date, then payment shall be made pursuant to this Section 2.2(b)(iii), regardless of whether payment is required pursuant to Section 2.2(b)(iv)); and

(iv)      $5 million no later than ten (10) Business Days following the Launch Date of all SKUs constituting the Initial [***](4) Product as set forth on Schedule B-2 (including the SKUs constituting the [***](4) Product and the other SKUs set forth on Schedule B-2); provided that such Launch Date occurs on or prior to June 30, 2013 (for the avoidance of doubt, Buyer shall not be obligated to make such payment to Seller pursuant to this Section 2.2(b)(iv) if the Launch Date of the Initial [***](4) Product occurs after June 30, 2013, and any payment made pursuant to this Section 2.2(b)(iv), if any, shall be in addition to any payment required pursuant to Section 2.2(b)(iii)).

Section 2.3                                    Limitation of Obligations.

(a)                       The Parties acknowledge that Seller has entered into this Agreement with the anticipation of receiving the Additional Consideration provided for in Section 2.2(b).

(4)         Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

The Parties acknowledge and agree, however, that the Additional Consideration are contingent upon satisfaction of conditions provided for therein which may not be satisfied, and as a result, some or all of such payments may not become obligations of Buyer (or its assigns) and may therefore never be paid.  Seller acknowledges that the Closing Consideration provided for in Section 2.2(a) and the possibility of receiving the Additional Consideration in accordance with the terms set forth in Section 2.2(b) constitute sufficient consideration for entering into this Agreement.  Neither Party has made a representation or warranty to the other that any such conditions will be satisfied.  Accordingly, in the event such conditions to any payments of Additional Consideration are not met, no Party shall have any recourse against the other Party hereunder unless there is an independent breach of this Agreement.

(b)                       Seller acknowledges that Buyer has been, is, and will continue to be, actively involved in the investment and developments in the Field, including the design, development, Manufacturing, Commercialization, acquisition, marketing, licensing, promotion, sale and/or distribution of products in the Field (including Quill™ and the Product (as such term is defined in the Manufacturing and Supply Agreement), as applicable), as well as products which compete directly with Quill™ or such Product.

Section 2.4                                    Purchase Price Allocation.  The Parties agree that the Purchase Price shall be allocated among the Acquired Assets by Seller on or prior to the Closing Date in the manner specified in Schedule E (the “Allocation”).  Such Allocation shall be made in accordance with the principles of Section 1060 of the Code.  Buyer and Seller each agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all Tax Returns (including filing Form 8594 with its federal income Tax Return for the taxable year that includes the Closing Date) and (iii) take no position inconsistent with the Allocation for all Tax purposes.  In the event that any Tax authority disputes the Allocation, Seller or Buyer, as the case may be, shall promptly notify the other Party of the nature of such dispute.

Section 2.5                                    Tax Withholding.  Buyer shall make all payments to Seller under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by Law in effect at the time of payment.  Any Tax required to be withheld on amounts payable under this Agreement shall promptly be paid by Buyer on behalf of Seller to the appropriate Governmental Entity, and Buyer shall furnish Seller with proof of payment of such Tax. Any such Tax required to be withheld will be an expense of and borne by Seller.

Section 2.6                                    Transfer Taxes.  Seller shall pay or reimburse Buyer for any sales, use, value added, goods and services, or other similar transfer Taxes imposed on the transactions contemplated by this Agreement.

ARTICLE III

THE CLOSING

Section 3.1                                    Closing.  The closing of the transactions provided for in this Agreement (the “Closing”) shall take place at the offices of Buyer at 12:01 a.m., New York City time, on the date hereof which is referred to herein as the “Closing Date.”

Section 3.2                                    Seller Deliveries at Closing.  At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)                       a certificate dated as of the Closing Date, which certificate shall be validly executed on behalf of Seller by an appropriate executive officer of Seller, certifying that the condition specified in Section 3.2(a)(i) has been satisfied:

(i)             Each of the representations and warranties of Seller contained in this Agreement shall be true and correct as of the date hereof (except that those representations and warranties that address matters only as of a particular date shall be true and correct as of such particular date), except where the failure of such representations and warranties to be so true and correct (without regard to any Material Adverse Effect or materiality qualifications set forth in any such representation or warranty) has not had and is not reasonably likely to have a Material Adverse Effect.

(b)                       the Bill of Sale, Assignment and Assumption Agreement, duly executed by each Seller Party;

(c)                        the Manufacturing and Supply Agreement, duly executed by each Seller Party;

(d)                       the License Agreement, duly executed by each Seller Party;

(e)                        evidence satisfactory to Buyer in its sole discretion of a full and unconditional release of the Acquired Assets from the Liens created by the Credit Agreement and the New Senior Note Agreement and the security documents related thereto; and

(f)                         all such additional instruments, documents and certificates provided for by this Agreement or as may reasonably be requested by Buyer in order to consummate the transactions contemplated herein.

Section 3.3                                    Buyer Deliveries at Closing.  At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a)                       a certificate dated as of the Closing Date, which certificate shall be validly executed on behalf of Buyer by an appropriate executive officer of Buyer, certifying that the condition specified in Section 3.3(a)(i) has been satisfied:

(i)             Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date hereof (except that those representations and warranties that address matters only as of a particular date shall be true and correct as of such particular date), except where the failure of such representations and warranties in the aggregate to be so true and correct would not reasonably be expected to prevent, or materially impair or delay, the consummation of the transactions contemplated herein.

(b)                       an amount equal to the Closing Consideration by wire transfer in immediately available funds to an account or accounts designated at least three (3) Business Days prior to the Closing Date by Seller in a written notice to Buyer;

(c)                        the Bill of Sale, Assignment and Assumption Agreement, duly executed by Buyer;

(d)                       the Manufacturing and Supply Agreement, duly executed by Buyer;

(e)                        the License Agreement, duly executed by Buyer;

(f)                         all such additional instruments, documents and certificates provided for by this Agreement or as may reasonably be requested by Seller in order to consummate the transactions contemplated herein.

Section 3.4                                    Proceedings at Closing.  All proceedings to be taken, and all documents to be executed and delivered by the Parties, at the Closing shall be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the Seller Disclosure Schedule, the Seller Parties jointly and severally represent and warrant to Buyer as follows:

Section 4.1                                    Organization and Good Standing.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the Province of British Columbia.  Subsidiary 1 is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Puerto Rico.  Subsidiary 2 is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Each Seller Party has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as currently conducted.  Each Seller Party is duly qualified to do business and is in good standing (where applicable) as a foreign corporation in each jurisdiction where the ownership, operation or leasing of its properties and assets or the conduct of its business as currently conducted requires such qualification, except for those jurisdictions where the failure to be so qualified or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.2                                    Authorization; Binding Obligations.  Each Seller Party has all necessary power and authority to make, execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements to which each Seller Party is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been and, as of the Closing Date, the Ancillary Agreements will be, duly and validly authorized by all requisite corporate action on the part of each Seller Party and its shareholders and Affiliates, and no additional corporate proceedings on the part of any Seller Party or its shareholders and Affiliates are necessary or appropriate to approve or authorize, as applicable, this Agreement, the Ancillary Agreements or the performance of its obligations hereunder and thereunder or to consummate the transactions contemplated hereby or thereby.  This Agreement and, as of the Closing Date, the Ancillary Agreements, constitute, and assuming the due authorization, execution and delivery by the applicable Buyer Parties of this Agreement and the Ancillary Agreements will constitute, the valid, legal and binding obligation of the Seller Parties, as applicable, enforceable against each of them, as applicable, in accordance with its terms, subject to any Bankruptcy Laws, now or hereafter in effect, relating to or affecting the rights of creditors generally and the availability of specific remedies may be limited by legal and equitable principles of general applicability.

Section 4.3                                    No Conflicts.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller Parties, as applicable, and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with, constitute a breach or violation of, or a default (or an event with which the giving of notice or lapse of time, or both, would constitute a default) under, or give rise to any Lien or any acceleration of remedies, penalty, increase in benefit payable or right of termination, suspension, revocation or cancellation under, or forfeiture of, as applicable, (a) any applicable Law, (b) any Material Contract to which any of the Seller Parties or their respective assets or properties are subject or bound, (c) any rights associated with the Acquired Intellectual Property or (d) the organizational documents of the Seller Parties, except for, in the case of clause (b), any conflict, breach, violation, default, Lien, acceleration, penalty, or loss of rights that, individually or in the aggregate, or would not reasonably be expected to have a Material Adverse Effect.

Section 4.4                                    Approvals.   No consents, approvals, authorizations, filings, notices or waivers of, to or by any Third Party are required to be made or obtained by the Seller Parties or any of their respective Affiliates in connection with the execution, delivery or performance by the Seller Parties or any of their respective Affiliates of this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby, as applicable.

Section 4.5                                    Litigation.  There is no Order outstanding, Action pending or, to the Knowledge of Seller, Action threatened, against Seller (or any of its Affiliates) that relates to the Business that, individually or in the aggregate, (a) involves a claim, or is reasonably likely to result in a liability in excess of $50,000 (b) would reasonably be expected to have an adverse impact on the Business in any material respect; or (c) would affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or prevent or materially impair or delay the consummation of the transactions contemplated herein or therein.  There is no pending or, to the Knowledge of Seller, threatened investigation or audit by the FDA, FDA Counterpart or any other Governmental Entity into the business or operations of Seller with respect to Quill™.  No examination or audit by the FDA, FDA Counterpart or any other Governmental Entity identified any breach of Law or of any rules or requirements of the FDA, FDA Counterpart or any other such Governmental Entity or identified any deficiency in the business or the operations of Seller with respect to Quill™.

Section 4.6                                    Compliance with Law.  As of the date hereof, Seller’s conduct of the Business and use of the Acquired Assets are not in violation of any applicable Laws in any material respect.  Seller has all authorizations, registrations, licenses, grants, permits, franchises, exemptions, Orders, approvals, consents and certificates from any Governmental Entity necessary for Seller to conduct the Business as it is currently being conducted, each of which is valid and in full force and effect, and there has been no default, breach or violation by Seller thereunder, except where the failure to hold or maintain the validity or effectiveness thereof or the default, breach or violation thereof does not have a Material Adverse Effect.

Section 4.7                                    Intellectual Property.

(a)                       Schedule F-1 sets forth, as of the date hereof, a complete and accurate list of all (i) Patents and Patent applications and (ii) invention disclosures documented on an invention disclosure form submitted to any of Seller Party or its Affiliates with respect to any invention not covered by the Patents and Patent applications disclosed pursuant to the foregoing clause (ii), that, in each case, are owned by or licensed to such Seller Party or its Affiliates, that (A) relate to, directly or indirectly, the field of knotless tissue closure devices and methods of use, including but not limited to barbed sutures, and the development, Commercialization and Manufacturing thereof, or that (B) relate in any way to Quill™ (the “Seller Patents”).  Schedule F-2 sets forth, as of the date hereof, a list of Quill™ Know-How that has been reduced to writing and is material to the operation of the Business.  The Acquired Intellectual Property, together with the Quill Trademarks (as defined in the Manufacturing and Supply Agreement), as of the date hereof, constitutes all Intellectual Property that is sufficient to conduct the Business.

(b)                       Other than as set out in Schedule F-1 and Schedule F-2, Seller owns and possesses all right, title and interest in and to, free and clear of all Liens, the Acquired Intellectual Property.

(c)                        To the Knowledge of Seller, Buyer shall not incur or suffer any material liability, loss or expense as a result of Seller’s failure to transfer any inventions, discoveries, processes, formulae, Specifications, data, trade secrets, Know-How or proprietary information excluded from the Acquired Intellectual Property transferred pursuant hereto because Seller is required to keep such matters confidential under binding Contracts with Third Parties, nor will any such exclusion prevent Buyer from Commercializing Products as contemplated by the Manufacturing and Supply Agreement.

(d)        No claims are pending, and to the Knowledge of Seller, threatened with regard to (i) the ownership by Seller of the Acquired Intellectual Property as set forth in the Seller Patents; or (ii) any actual infringement, or to the Knowledge of Seller, impending infringement, misappropriation or unauthorized use of the Acquired Intellectual Property.

(e)        To the Knowledge of Seller, all Patent applications listed in the Seller Patents are pending and have not been abandoned, and have been and continue to be timely prosecuted.   To the Knowledge of Seller, all Seller Patents have been duly registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated on the schedules, and all related maintenance fees and annuity fees have been and continue to be timely paid to continue such rights in effect.

(f)        None of the issued Seller Patents have expired or been declared invalid, in whole or in part, by any Governmental Entity, or are involved in or the subject of any material ongoing interference, opposition, reissue, reexamination or other proceeding, including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency.

(g)        The Acquired Intellectual Property is not subject to any Action or outstanding Order restricting in any manner its use, transfer or licensing thereof by any Seller Party, or which may affect the validity, use or enforceability thereof.  Seller has disclosed to Buyer or to the relevant Patent office all non-cumulative prior art Patents, publications, articles or references, in each case of which it is aware, that Seller believes to be material to the validity of any of the Seller Patents.

(h)        To the Knowledge of Seller, each of the Seller Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is issued or such Patent application is pending.  To the Knowledge of Seller, each inventor named on the Patents, Patent applications, and invention disclosures listed in the Seller Patents has executed a valid and enforceable agreement assigning his, her or its entire right, title and interest in and to such Patent or Patent application, and the inventions embodied and claimed therein, to Seller.  To the Knowledge of Seller, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to the applicable Seller Party under such agreement with such Seller Party.  All Acquired Intellectual Property was: (i) developed by employees of Seller working within the scope of their employment; (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or other Persons who have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to such Seller ownership of all of such Person’s rights in the Acquired Intellectual Property relating to such developments; or (iii) acquired in connection with acquisitions in which Seller obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to such Acquired Intellectual Property.

(i)         Seller has used commercially reasonable efforts and taken commercially necessary steps to maintain the Quill™ Know-How and non-public Acquired Intellectual Property in confidence, including the development of a policy for the protection of Intellectual Property requiring employees of Seller to execute confidentiality agreements with respect to such Intellectual Property developed for or obtained from Seller or its Affiliates, making reasonable efforts to advise employees of Seller that were voluntarily or involuntarily severed from Seller, of their continuing obligation to maintain such information in confidence, and entering into licenses or other Contracts with Third Parties that generally require such Third Parties to similarly maintain such information in confidence.

Section 4.8            Title to the Acquired Assets.

(a)        Each Seller Party has good and marketable title in and to, or the right to transfer, all of the Acquired Assets free and clear of all Liens.  All of the Personal Property being transferred as part of the Acquired Assets is in good operating condition and repair (with the exception of normal wear and tear) and is free from defects other than minor defects that do not interfere with the present use thereof in the conduct of normal operations.  To the extent consistent with prior practices of Seller, the Acquired Assets include spare and replacement parts, where applicable.  Any Personal Property being transferred as part of the Acquired Assets which are not in good operating condition and repair shall be made serviceable for their intended life in accordance with prevailing industry practice by Seller prior to Closing.

(b)        Assuming that the consents set forth in Section 6.2(a) of the Seller Disclosure Schedule are duly obtained, upon consummation of the transactions contemplated hereby (including the execution and delivery of the documents to be delivered at the Closing), at the Closing, Buyer (or one or more of its Affiliates) shall be vested with good and marketable title in and to the Acquired Assets, free and clear of all Liens.

Section 4.9            Solvency; Indebtedness; Board Determination; Insolvency Proceedings.

(a)        Each of the Seller Parties is on the Closing Date (both before and immediately after giving effect to the Closing), Solvent.  As of the Closing Date (both before and immediately after giving effect to the Closing), each of the Seller Parties is not “insolvent” within the meaning of the Bankruptcy Code or the Bankruptcy and Insolvency Act (Canada).

(b)        Section 4.9(b) of the Seller Disclosure Schedule sets forth a true and complete list of all outstanding Indebtedness of each Seller Party pursuant to which the Acquired Assets have been encumbered as of the date of this Agreement.  None of the Seller Parties is in default, and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of a Seller Party and, to the Knowledge of Seller, no event or condition exists with respect to any Indebtedness of any Seller Party that would permit (or that with notice or lapse of time, or both, would permit) any Person to cause any Indebtedness of a Seller Party to become due and payable before its stated maturity or before its regularly scheduled date of payment.  No Seller Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of the Acquired Assets to be subject to a Lien.

(c)        The Board of Directors of the Company has determined, after obtaining and considering all information that is relevant to such a determination, that (i) the consideration to be received by the Company and by each of the other Seller Parties for that portion of the Acquired Assets respectively sold by each of them pursuant to this Agreement and the Ancillary Agreements is at least equal to the Fair Market Value (as such term is defined in the New Senior Note Agreement) of such assets and (ii) the transactions contemplated by this Agreement and the Ancillary Agreements qualify as an “Asset Sale” under the terms of the New Senior Note Agreement.

(d)        No Action of any kind, under any Bankruptcy Laws, including bankruptcy, receivership, reorganization, recapitalization, composition or arrangement with creditors, voluntary or involuntary, affecting any Seller Party or the Acquired Assets are pending or, to the Knowledge of Seller, threatened.  Since May 12, 2011, no Seller Party has taken any action with a view to the commencement of any proceeding with respect to itself or any of its Subsidiaries under any Bankruptcy Law.

Section 4.10          Material Contracts.

(a)        As of the date hereof, Seller has made available true and complete copies, together with all amendments, supplements and modifications thereto (or, with respect to any oral Contracts, true and complete written descriptions) of all Contracts to which Seller (or, insofar as it relates to the Business, any of its Affiliates) is a party that relate to the Business and has set forth such Contracts in Section 4.10(a) of the Seller Disclosure Schedule (the “Material Contracts”) under the following categories:

(i)        mortgages, notes, debentures, indentures, letters of credit, loan agreements and any other Contracts related to any Indebtedness to which the Acquired Assets have been encumbered;

(ii)       guarantees to the Contracts listed in Section 4.10(a)(i) of the Seller Disclosure Schedule;

(iii)      any Contract that (A) grants any rights to Manufacture, sell or distribute Quill™ or (B) grants “most favored nation” status or equivalent preferential pricing terms of Quill™ to any Person;

(iv)     Contracts with suppliers of any Raw Materials and packaging components for Quill™;

(v)      Contracts for the purchase of inventories, equipment, Raw Materials, supplies, services or utilities related to Quill™;

(vi)     royalty Contracts (whether relating to Seller Patents, Quill™ Know-How or other Acquired Intellectual Property rights);

(vii)    any Contract pursuant to which a Seller Party (A) has acquired any license or other right to use any Acquired Intellectual Property, or (B) has granted to any Third Party any license or other right to use any Acquired Intellectual Property;

(viii)   distributor Contracts for Quill™ (the “Distributor Contracts”);

(ix)     supply and/or distribution Contracts for Quill™;

(x)      product development Contracts, research and development Contracts, collaboration Contracts, in each case, related to Quill™;

(xi)     Contracts restricting any Seller Party or any Affiliate from developing, Manufacturing or Commercializing Quill™ or limiting the freedom of any Seller Party to engage in any line of business or to compete with any other Person in any geographical area with respect to Quill™;

(xii)    any collective bargaining agreement or other Contract with any labor organization, union or association; and

(xiii)   any outstanding written commitment to enter into any agreement of the type described in subsections (i) through (xii) of this Section 4.10(a).

(b)        The applicable Seller Party has performed all obligations required to be performed by it under the Material Contracts, and none of the Seller Parties is in breach of or default under the terms of any Material Contract, except where such failure to perform or such breach or default has not had and would not have, individually or in the aggregate, a Material Adverse Effect on the Business.  No Seller Party has received any written notice from any counterparty to any Material Contract that such counterparty intends to terminate such Material Contract where such termination would have a Material Adverse Effect on the Business.  To the Knowledge of Seller, each other party to the Material Contracts has performed all obligations required to be performed by it under the Material Contracts, and no other party to any Material Contract is in breach of or default under the terms of any Material Contract, except where such failure to perform or such breach or default has not had and would not have, individually or in the aggregate, a Material Adverse Effect on the Business.  Assuming due authorization, execution and delivery by each counterparty to each of the Material Contracts, each Material Contract is a valid and binding obligation of the Seller Parties, as applicable, enforceable in accordance with its terms, and, to the Knowledge of Seller, is in full force and effect, except as has not had and would not have, individually or in the aggregate, a Material Adverse Effect on the Business or except as may be limited by Bankruptcy Laws and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles.

Section 4.11          Statements True.  Neither this Agreement nor any of the Ancillary Agreements, certificates, exhibits or schedules furnished by or on behalf of any Seller Party pursuant to this Agreement or the Ancillary Agreements contains any untrue statement of a material fact or, when this Agreement and the Ancillary Agreements, certificates, exhibits or schedules are taken in their entirety, omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

Section 4.12          Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated herein based upon arrangements made by or on behalf of Seller, except those for which Seller will be solely responsible.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer Parties jointly and severally represent and warrant to Seller as follows:

Section 5.1            Organization and Good Standing.  Buyer 1 is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of New Jersey.  Buyer 2 is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each Buyer Party has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as currently conducted.  Each Buyer Party is duly qualified to do business and is in good standing (where applicable) as a foreign corporation in each jurisdiction where the ownership, operation or leasing of its properties and assets or the conduct of its business as currently conducted requires such qualification, except for those jurisdictions where the failure to be so qualified or to be in good standing, individually or in the aggregate, would not reasonably be expected to prevent, or materially impair or delay, the consummation of the transactions contemplated herein.

Section 5.2            Authorization; Binding Obligations.  Each Buyer Party has all necessary power and authority to make, execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements to which each Buyer Party is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been and, as of the Closing Date, the Ancillary Documents will be, duly and validly authorized by all necessary corporate action on the part of each Buyer Party and no additional corporate proceedings on the part of any Buyer Party are necessary or appropriate to approve or authorize, as applicable, this Agreement, the Ancillary Agreements or the performance of its obligations hereunder and thereunder or to consummate the transactions contemplated hereby or thereby.  This Agreement and, as of the Closing Date, the Ancillary Agreements, constitute and assuming the due authorization, execution and delivery by the applicable Seller Parties of this Agreement and the Ancillary Agreements will constitute, the valid, legal and binding obligation of the Buyer Parties, as applicable, enforceable against it in accordance with its terms, subject to any Bankruptcy Laws, now or hereafter in effect, relating to or affecting the rights of creditors generally and the availability of specific remedies may be limited by legal and equitable principles of general applicability.

Section 5.3            No Conflicts.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer Parties, as applicable, and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with, constitute a breach or violation of, or a default (or an event with which the giving of notice or lapse of time, or both, would constitute a default) under, or give rise to any

Lien or any acceleration of remedies, penalty, increase in benefit payable or right of termination, suspension, revocation or cancellation under, or forfeiture of, as applicable, (a) any applicable Law, (b) the organizational documents of Buyer or (c) any Contract binding upon the applicable Buyer Party, except for, in the case of this clause (c), any conflict, breach, violation, default, Lien, acceleration, penalty, or loss of rights that, individually or in the aggregate, would not reasonably be expected to prevent, or materially impair or delay, the consummation of the transactions contemplated herein.

Section 5.4            Approvals.  No consents, approvals, authorizations, filings, notices or waivers of, to or by any Third Party are required to be made or obtained by the Buyer Parties or any of their respective Affiliates in connection with the execution, delivery or performance by the Buyer Parties or any of their respective Affiliates of this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby, as applicable.

Section 5.5            Litigation.  There are no Actions pending, or to the knowledge of Buyer, threatened, which would prevent, or materially impair or delay, the consummation of the transactions contemplated herein.

Section 5.6            Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated herein based upon arrangements made by or on behalf of Buyer, except those for which Buyer will be solely responsible.

Section 5.7            Financing.  Buyer has sufficient funds to permit Buyer to consummate the purchase transactions contemplated herein.

ARTICLE VI

COVENANTS

Section 6.1            Access and Confidentiality.

(a)        Following the Closing, subject to any applicable Law, Seller shall, and shall cause its Affiliates to, upon the request of Buyer, make available to Buyer and its Representatives from time to time reasonable access, during regular business hours and upon reasonable advance notice to examine and make copies, at Buyer’s own expense, of any Books and Records relating to the Business prior to Closing that were retained by Seller or its Affiliates for any purpose reasonably related to the Acquired Assets, including in connection with (i) the preparation of accounting records, or with any audits conducted by Buyer, (ii) any Action relating to the Business or the Acquired Assets or (iii) any regulatory filing or matter; provided that (A) Buyer shall reimburse Seller promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Seller in connection with any such request, (B) Seller shall not be required to permit the foregoing activities that would (1) result in the disclosure of any trade secrets of Third Parties, or any trade secrets of any of Seller or its Affiliates unrelated to the transactions contemplated herein, (2) violate any obligations of Seller or its Affiliates to any Third Party with respect to confidentiality, or (3) reasonably be expected, as a result of such disclosure, and after consultation with counsel, to have the effect of causing the waiver of any attorney-client privilege; and provided, further that such Books and Records may be redacted (x) to the extent that they concern the valuation of the Business or alternatives to the transactions contemplated herein, (y) as necessary to comply with contractual arrangements or (z) as necessary to redact information that does not relate to the Business or the Acquired Assets in the event such Books and Records contain information relating to the Business or the Acquired Assets.

(b)        Except as otherwise stated herein or pursuant to the Ancillary Agreements, from and after the date hereof, for a period of five (5) years, Seller shall, and shall cause each of its Affiliates to, treat as confidential and use its commercially reasonable efforts to safeguard and not to use, except as expressly agreed in writing by Buyer (including pursuant to the License Agreement), any and all Confidential Information included within the Acquired Assets, including the Acquired Intellectual Property, in each case using the standard of care necessary to prevent the unauthorized use, dissemination or disclosure of such Confidential Information.  If requested by Buyer, at Buyer’s expense, Seller shall (A) exercise reasonable best efforts to obtain reliable assurances that the Confidential Information so disclosed will be accorded confidential treatment or (B) cooperate with any attempt by Buyer to obtain reliable assurances that the Confidential Information so disclosed will be accorded confidential treatment.

Section 6.2            [***](5)

Section 6.3            Transition Process.

(a)        At times mutually agreed upon by the Parties, Seller shall provide, and shall cause its Affiliates to provide, at no cost to Buyer:

(i)    up to an aggregate of one hundred and twenty (120) person-hours of assistance and training to Buyer at Subsidiary 1’s Manufacturing facilities (or such other location agreed upon by the Parties) related to understanding the Manufacturing process related to the Manufacturing of Quill™, including the process of installing the Equipment and validating such Equipment, such assistance and training to begin no later than thirty (30) days after the Closing and to be completed no later than one hundred and twenty (120) days after the Closing.  In addition, to the extent requested by Buyer, Seller shall introduce Buyer to the manufacturer of the Equipment and provide its input in the event Buyer puts in an order for additional barbing machines and related equipment;

(ii)   up to an aggregate of forty (40) person-hours of assistance and training to Buyer related to understanding and utilizing the Quill™

(5)         Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

Know-How, such assistance and training to begin no later than thirty (30) days after the Closing and to be completed no later than one hundred and twenty (120) days after the Closing; and

(iii)  up to an aggregate of eighty (80) person-hours of assistance and training to Buyer related to (A) installing and operating the Equipment at Distributor’s facilities and (B) the Manufacturing of Products, in each case, including any regulatory, engineering, Manufacturing and quality assurance issues related thereto, in each case, such training and assistance to begin no later than thirty (30) days after the Closing and to be completed no later than one hundred and twenty (120) days after the Closing; provided that the assistance and training in this Section 6.3(a)(iii) shall not occur prior to Buyer’s receipt of the Equipment from Seller pursuant to Section 6.3(b);

provided that in each case, Buyer shall engage with Seller and/or its Affiliates on a good faith basis to begin and complete such assistance and training.  The assistance and training to be provided by Seller to Buyer as referenced in this Section 6.3(a) are listed on Schedule G attached hereto.

(b)           Seller shall deliver to Buyer copies of all Books and Records related to the Acquired Intellectual Property, including the Quill™ Know-How, no later than ten (10) Business Days after the Closing Date.  Seller shall deliver to Buyer or its designee the Equipment, including instructions for use, at times reasonably requested by Buyer and to Buyer’s manufacturing facilities in Puerto Rico, and in any event no later than fifteen (15) Business Days after the Closing Date.

Section 6.4            Transfer of Intellectual Property.  For a period of up to eighteen (18) months after the Closing Date, at Buyer’s request and expense, Seller shall provide to Buyer the information that is necessary to permit Buyer to effect and perfect the transfer of the applications and registrations of the Patents included in the Acquired Intellectual Property and Seller shall reasonably cooperate with Buyer in executing and assisting in filing documents that may be necessary and appropriate to effect and perfect such transfer.  During such eighteen (18) month period, Seller shall further promptly forward to Buyer any and all correspondence and other documents related to the Acquired Intellectual Property that it receives from any Patent office worldwide, any attorney or agent currently or previously engaged in connection with such Acquired Intellectual Property, or any other Third Party. If, at the end of such eighteen (18) month period, Buyer, using commercially reasonable efforts throughout such period, has not effected and perfected the transfer of all applications and registrations of the Patents included in the Acquired Intellectual Property, then such eighteen (18) month period shall be extended for an additional six (6) months with respect to those jurisdictions in which such transfers have not been effected and perfected; provided, however, that such period shall be extended no more than once, unless the filing period was extended as a result of the material, avoidable or unreasonable failure or delay on the part of Seller, in which case Buyer shall be entitled to an automatic extension of a further six (6) months.  After the expiration of the period set forth in this Section 6.4, Seller shall have no further obligations under this Section 6.4.

Section 6.5            Additional Launch Obligations.

(a)        [***](6)

(b)        [***](6)

(c)        Buyer shall respond reasonably promptly to inquiries and requests from Seller as necessary and required to assist Seller in its satisfaction of its obligations as set forth in Schedule C, it being understood that, except for Buyer’s obligations set forth in Section 6.5(a) and Section 6.5(b), any and all expenses Seller incurs in satisfaction of its obligations in Schedule C are solely Seller’s responsibility.

Section 6.6            Further Assurances.  After the Closing Date, Buyer and Seller shall, and shall cause their respective Affiliates to, execute and deliver at the reasonable request of such other Party such additional documents and instruments as may be reasonably required to give effect to this Agreement and the transactions contemplated herein; provided that if it is determined by the Parties or pursuant to a proceeding as set forth in Section 8.6 or Section 8.7 that an asset, right or Contract was not included in the Acquired Assets, but should have been pursuant to Seller’s representation and warranty in Section 4.7(a), notwithstanding any other remedy therein, Seller shall take such actions as are necessary to assign, transfer, convey and deliver to Buyer such asset, right or Contract, free and clear of all Liens, at Seller’s sole cost and expense and for no additional payment or consideration of any kind.

ARTICLE VII

INDEMNIFICATION

Section 7.1            Survival of Representations and Warranties and Covenants.

(a)        The representations and warranties set forth in this Agreement and the right to commence any claim with respect thereto, shall survive for eighteen (18) months after the Closing Date; provided that (i) the representations and warranties contained in Section 4.1, Section 4.2, Section 4.8, Section 4.12, Section 5.1, Section 5.2 and Section 5.6 shall survive indefinitely and (ii) the representation and warranty contained in Section 5.7 shall survive for the duration of any period in which a payment from Buyer to Seller pursuant to Section 2.2 may be made; provided, further, however, that in the event written notice of any claim for indemnification under Section 7.2(a) or Section 7.3(a) shall have been given in accordance herewith within the applicable survival period setting forth in reasonable detail the nature of such claim (including a reasonable specification of the legal and factual basis for such claim), the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is fully and finally resolved.  Each covenant and agreement of the Parties contained in this Agreement, which by its terms is required to be performed after the Closing, shall survive the Closing and remain in full force and effect until such covenant or agreement is performed.

(6)         Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

Section 7.2            Indemnification of Buyer.  Subject to the terms of this Article VII, from and after the Closing, each Seller Party shall jointly and severally indemnify, defend and hold harmless Buyer and its Affiliates and each of their respective Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”), from and against any and all:

(a)        damages, losses, fines, fees, penalties, deficiencies, liabilities, obligations, interest, claims, charges, settlements, awards, judgments and reasonable costs and expenses, whether or not arising from the assertion of a Third Party Claim (including reasonable attorneys’ fees, costs of investigation and disbursements) (collectively “Damages”) arising from or relating to any breach by Seller of any representation or warranty in this Agreement; and

(b)        Damages arising from or relating to the failure by Seller to perform any of its covenants or agreements contained in this Agreement; and

(c)        Damages arising from or relating to any Action brought by a Third Party who is a party to a Distributor Contract related to the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

For the avoidance of doubt, the Parties state that they intend by this Section 7.2 to provide (among other things) for the recovery of Damages, including attorneys’ fees and expenses, arising in connection with claims and Disputes asserted by Seller or Buyer, as well as Third Party Claims to the fullest extent of the plain meaning of this Section 7.2.

Section 7.3            Indemnification of Seller.  Subject to the terms of this Article VII, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Seller Parties and their Affiliates and each of their respective Representatives, successors and assigns (collectively, the “Seller Indemnified Parties” and together with the Buyer Indemnified Parties, the “Indemnified Parties”, and each, an “Indemnified Party”) from and against any and all:

(a)        Damages arising from or relating to any breach by Buyer of any representation or warranty in this Agreement; and

(b)        Damages arising from or relating to the failure by Buyer to perform any of its covenants or agreements contained in this Agreement.

Section 7.4            Indemnity Claims.

(a)        In order for an Indemnified Party to be entitled to any indemnification provided for under Section 7.2 or Section 7.3 in respect of, arising out of or involving an Action from a Third Party (a “Third Party Claim”), such Indemnified Party must promptly notify, with respect to a claim for indemnification under this Article VII, the Party from whom indemnification is sought (the “Indemnifying Party”) in writing of the Third Party Claim (including in such notice a brief description of the applicable claim(s), including Damages sought or estimated, to the extent actually known by such Indemnified Party); provided, however, that failure to give such notification shall not affect the indemnification provided under Section 7.2 or Section 7.3 except to the extent the Indemnifying Party has actually been prejudiced as a result of such failure.  If an Indemnified Party gives such notice, the Indemnifying Party shall have ten (10) days after receipt of such notice to elect, at its option, the right to participate jointly with the Indemnified Party, at its own expense and by its own counsel, in the Indemnified Party’s defense, settlement or other disposition of such Third Party Claim; provided, that, except as set forth in the following sentence, any such disposition shall be subject to the ultimate control of the Indemnified Party.  The Indemnifying Party shall have the right to assume and control the defense of a Third Party Claim and may defend, settle or otherwise dispose of such Third Party Claim, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate only if: (i) the relief consists solely of money damages, (ii) the disposition cannot result in the Indemnified Party’s becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the Indemnified Party in any manner, (iii) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder, (iv) the Indemnifying Party provides reasonable evidence of its ability to pay any Damages claimed and (v) with respect to any such settlement or other disposition, the plaintiff or claimant in the matter releases in writing all of the Indemnified Parties from all liability with respect to the Third Party Claim.

(b)                                 In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party (including in such notice a brief description of the applicable claim(s), including Damages sought or estimated, to the extent actually known by the Indemnified Party); provided, however, that failure to give such notification shall not affect the indemnification provided under Section 7.2 or Section 7.3 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes the indemnity claimed by the Indemnified Party under Section 7.2 or Section 7.3, such indemnity claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability to be indemnified under Section 7.2 or Section 7.3 and the Indemnified Party shall be indemnified for the amount of the Damages stated in such notice to the Indemnified Party on demand or, in the case of any notice in which the Damages (or any portion thereof) are estimated, on such later date when the amount of such Damages (or such portion thereof) becomes finally determined.

Section 7.5                                    Limitations.

(a)                       The aggregate amount payable by an Indemnifying Party to an Indemnified Party with respect to claims under Section 7.2 or Section 7.3, as applicable, shall not exceed fifty percent (50%) of the Purchase Price actually paid by Buyer to Seller at the time such claim is made (the “Indemnification Cap”).

(b)                       Notwithstanding anything to the contrary contained herein, no Indemnified Party shall be entitled to be indemnified pursuant to Section 7.2 or Section 7.3, as applicable,Section 7.2 unless and until the aggregate of all such Damages exceeds one-half percent (1/2%) of the Purchase Price actually paid by Buyer to Seller at the time such claim is made (the “Indemnity Threshold”), after which the Indemnified Party shall be entitled to receive the entire amount of any such Damages, including the Indemnity Threshold, up to the Indemnification Cap.

(c)                        The amount of any Damages payable under this Article VII by an Indemnifying Party shall be net of any amounts recovered by the Indemnified Party under applicable insurance policies or from Third Parties.

(d)                       Notwithstanding anything to the contrary contained herein, Damages payable by an Indemnifying Party to an Indemnified Party hereunder shall not include punitive, consequential, exemplary or multiplied damages.

Section 7.6                                    Manner of Calculation.  For the sole purpose of determining the amount of any Damages related to a breach of any representation or warranty pursuant to Section 7.2(a) or Section 7.3(a), as applicable, the amount of Damages shall be determined without regard to any Material Adverse Effect or materiality (or words of similar import) qualification set forth in any such representation or warranty.

Section 7.7                                    Remedies Exclusive.  Except as otherwise specifically provided herein, the indemnity provided in Article VII shall be the sole and exclusive remedy with respect to any Damages arising from or relating to the breach of any representation, warranty, covenant or obligation made by Seller or Buyer in this Agreement; provided, however, that nothing contained in this Agreement shall (a) prevent any Person from pursuing remedies as may be available to it under any applicable Law in the event of (i) any Party’s failure to comply with its indemnification obligations hereunder or (ii) a case of common law fraud or willful misconduct, or (b) limit the ability of a Party to seek injunctive or similar relief pursuant to Section 8.15.

ARTICLE VIII

MISCELLANEOUS

Section 8.1                                    Interpretation.  When a reference is made in this Agreement to the Preamble or to the Recitals, Article, Section, Exhibit or Schedule such reference shall be to the Preamble or a Recital, Article or Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute, agreement or instrument as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes, and any rules, regulations or guidelines issued or promulgated thereunder.  Other than in Section 8.11, references to a Person are also to its permitted successors and assigns.  References to Seller are also to the Company, Subsidiary 1 and Subsidiary 2.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the

Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.2                                    Headings.  The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 8.3                                    Notices.  All notices, requests, demands and other communications given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, when delivered personally; (b) on the date the delivering Party receives confirmation, if delivered by facsimile or e-mail; (c) one (1) Business Day after being sent by an internationally recognized overnight courier service (providing proof of delivery); or (d) three (3) Business Days after being mailed by certified or registered mail (return receipt requested, with postage prepaid), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)                       If to Seller:

Angiotech Pharmaceuticals, Inc.
1618 Station Street
Vancouver, BC
Canada
V6A 1B6
Attn: Chief Business Officer
Fax:  (604) 221-2330

with a copy to:

Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067
Attn: Gregory Klein
Fax: (310) 203-7199

(b)                       If to Buyer:

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Attn:                                Office of General Counsel
Facsimile:  (732) 524-5304

or to such other place as either Party may designate by written notice to the other in accordance with the terms hereof.

Section 8.4                                    Governing Law.  This Agreement (including this choice-of-law provision), and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed and construed, and all Actions and Disputes arising under, in connection with or relating to this Agreement shall be resolved, in accordance with the Laws of the State of New York (pursuant to Section 5-1401 of the New York General Obligations Law, to the extent such Laws would otherwise not apply) and the U.S. applicable to Contracts made and to be wholly performed within such State by Persons residing or having their principal places of business therein.  Nothing contained herein is intended to affect the application to the internal affairs of each Party of the Laws of the jurisdiction of its formation in accordance with such Laws, including limitations upon the liability of shareholders, members or limited partners.  This Section 8.4 is intended to exclude the United Nations Convention on Contracts for the International Sale of Goods from the Law applicable to this Agreement pursuant to Article 6 thereof.

Section 8.5                                    Jurisdiction; Consent to Service of Process.  Unless the Party bringing a Dispute is required to submit such claim to mediation or arbitration in accordance with Section 8.6 or Section 8.7, respectively, with respect to any Action relating to or arising from this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby (including any Action seeking to enforce any mediation or arbitration award rendered pursuant to Section 8.6 or Section 8.7, respectively, or to compel mediation or arbitration pursuant to such Sections), each Party irrevocably (i) agrees and consents to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or (ii) if such court does not have jurisdiction, the Supreme Court of the State of New York or any New York state court sitting in New York County, New York (provided, that a final and unappealable judgment against a Party in connection with any such Action relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby shall be conclusive and binding on such Party and that such judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States) and (ii) waives any objection which it may have at any time to the laying of venue of any Action brought in any such court, waives any claim that such Action has been brought in an inconvenient forum and further waives the right to object, with respect to such Action, that such court does not have any jurisdiction over such Party.  With respect to any Action for which it has submitted to jurisdiction pursuant to this Section 8.5, each Party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 8.3 of this Agreement.  Nothing in this Section 8.5 shall limit the right of any Party to serve process in any other manner permitted under applicable Law.

Section 8.6                                    Mediation.

(a)                       The Parties agree to use good faith efforts to hold a non-binding mediation in accordance with The CPR Medication Procedure then in effect of the CPR Institute for Dispute Resolution (“CPR”) available at www.cpradr.org/m_proced.htm with respect to any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise (a “Dispute”), which claim would, but for this Section 8.6, be submitted to arbitration under Section 8.7.  The mediation shall be conducted in New York City, Borough of Manhattan and shall be attended by a senior executive with authority to resolve the Dispute from each Person that is a Party.

(b)                       The mediator shall be neutral, independent, disinterested and shall be selected from a professional mediation firm such as ADR Associates or JAMS/ENDISPUTE or CPR.

(c)                        The mediator shall confer with the Parties to design procedures to conclude the mediation within no more than forty-five (45) days after initiation of the mediation.  Under no circumstances may the commencement of arbitration under Section 8.7 be delayed by more than forty-five (45) days by the mediation process specified herein absent contrary agreement of the Parties.

(d)                       Each Party agrees not to use the period or pendency of the mediation to disadvantage the other Party procedurally or otherwise.  No statements made by either Party during the mediation may be used by the other Party or referred to by the other Party during any subsequent proceedings.

(e)                        Each Party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though the mediation has not been commenced or completed.

Section 8.7                                    Arbitration.

(a)                       Any Dispute that cannot be resolved by mediation within forty-five (45) days of notice by one Party to the other of the existence of a Dispute shall be submitted for resolution to arbitration pursuant to the rules then pertaining of the CPR Institute for Dispute Resolution for Non-Administered Arbitration (available at www.cpradr.org/arb-rules.html) or successor, except where those rules conflict with this Section 8.7, in which case this Section 8.7 controls.  The arbitration shall be conducted in New York, New York.

(b)                       The panel shall consist of three (3) arbitrators chosen from the CPR Panels of Distinguished Neutrals (or, by agreement, from another provider of arbitrators) each of whom is a lawyer with at least fifteen (15) years’ experience with a law firm or corporate law department of over twenty-five (25) lawyers or who was a judge of a court of general jurisdiction.  In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above.  Each arbitrator shall be neutral, independent, disinterested, impartial and shall abide by The CPR-Georgetown Commission Proposed Model Rule for the Lawyer as Neutral available at www.cpradr.org/cpr-george.html.

(c)                        The Parties agree to cooperate (i) to attempt to select the arbitrator(s) by agreement within forty-five (45) days of initiation of the arbitration, including jointly interviewing the final candidates, (ii) to meet with the arbitrator(s) within forty-five (45) days of selection and (iii) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which shall result in the hearing being concluded within no more than nine (9) months after selection of the arbitrator(s) and in the award being rendered within sixty (60) days of the conclusion of the hearings, or of any post hearing briefing, which briefing shall be completed by both sides within forty-five (45) days after the conclusion of the hearings.

(d)                       In the event the Parties cannot agree upon selection of the arbitrator(s), the CPR will select arbitrator(s) as follows: CPR shall provide the Parties with a list of no less than twenty-five (25) proposed arbitrators (fifteen (15), if a single arbitrator is to be selected) having the credentials referenced in Section 8.7(b).  Within twenty-five (25) days of receiving such list, the Company and Buyer shall rank at least sixty-five percent (65%) of the proposed arbitrators on the initial CPR list, after exercising cause challenges.  The Company and Buyer may then interview the five (5) candidates (three (3), if a single arbitrator is to be selected) with the highest combined rankings for no more than one hour each and, following the interviews, may exercise one peremptory challenge each.  The panel shall consist of the remaining three (3) candidates (or one, if one arbitrator is to be selected) with the highest combined rankings.  In the event these procedures fail to result in selection of the required number of arbitrators, CPR shall select the appropriate number of arbitrators from among the members of the various CPR Panels of Distinguished Neutrals, allowing each side challenges for cause and three (3) peremptory challenges each.

(e)                        In the event the Parties cannot agree upon procedures for discovery and conduct of the hearing meeting the schedule set forth in Section 8.7(d), then the arbitrator(s) shall set dates for the hearing, any post hearing briefing, and the issuance of the award in accord with the schedule set forth in Section 8.7(d).  The arbitrator(s) shall provide for discovery according to those time limits, giving recognition to the understanding of the Parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the schedule set forth in Section 8.7(d) may be met without difficulty.  In no event shall the arbitrator(s), absent agreement of the Parties, allow more than a total of ten (10) days for the hearing or permit either side to obtain more than a total of forty (40) hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serve more than twenty (20) individual requests for documents, including subparts, or twenty (20) individual requests for admission or interrogatories, including subparts.  Multiple hearing days shall be scheduled consecutively to the greatest extent possible.

(f)                         The arbitrator(s) must render their award by application of the substantive law of New York and are not free to apply “amiable compositeur” or “natural justice and equity.”  The arbitrator(s) shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefor stated.  A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either Party.  The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of such ruling on evidence.  To the extent possible, the arbitration hearings and award shall be maintained in confidence.

(g)                        In the event the panel’s award exceeds $5 million in monetary damages or includes or consists of equitable relief, or rejects a claim in excess of that amount or for that relief, then the losing Party may obtain review of the arbitrators’ award or decision by a single appellate arbitrator (the “Appeal Arbitrator”) selected from the CPR Panels of Distinguished Neutrals and pursuant to selection procedures specified in Section 8.7(b) above.  If CPR cannot provide such services, the Parties shall together select another provider of arbitration services that can.  No Appeal Arbitrator shall be selected unless he or she can commit to rendering a decision within forty five (45) days following oral argument as provided in this Section 8.7(g).  Any such review must be initiated within thirty (30) days following the rendering of the award referenced in Section 8.7(f) above.

(h)                       The Appeal Arbitrator shall make the same review of the arbitration panel’s ruling and its bases that the U.S. Court of Appeals of the Circuit where the arbitration hearings are held would make of findings of fact and conclusions of law rendered by a district court after a bench trial and then modify, vacate or affirm the arbitration panel’s award or decision accordingly, or remand to the panel for further proceedings.  The Appeal Arbitrator shall consider only the arbitration panel’s findings of fact and conclusions of law, pertinent portions of the hearing transcript and evidentiary record as submitted by the Parties, opening and reply briefs of the Party pursuing the review, and the answering brief of the opposing Party, plus a total of no more than four (4) hours of oral argument evenly divided between the Parties.  The Party seeking review must submit its opening brief and any reply brief within seventy five (75) and one hundred thirty (130) days, respectively, following the date of the award under review, whereas the opposing Party must submit its responsive brief within one hundred ten (110) days of that date.  Oral argument shall take place within five (5) months after the date of the award under review, and the Appeal Arbitrator shall render a decision within forty-five (45) days following oral argument.  That decision shall be final and not subject to further review, except pursuant to the Federal Arbitration Act, 9 U.S.C. §1 et seq..

(i)                           The Parties consent to the jurisdiction of the Federal District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder (including after review by the Appeal Arbitrator where such an appeal is pursued).  Should such court for any reason lack jurisdiction, any court with jurisdiction shall act in the same fashion.

(j)                          Each Party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

(k)                       EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES FROM THE OTHER.

(l)                           EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL DAMAGES FROM THE OTHER.

(m)                   NOTWITHSTANDING Section 7.2 AND Section 7.3, EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS’ FEES AND COSTS AND PREJUDGMENT INTEREST FROM THE OTHER.

Section 8.8                                    Entire Agreement.  Before signing this Agreement, the Parties have had numerous conversations, including preliminary discussions, formal negotiations and informal conversations at meals and social occasions, and have generated correspondence and other writings, in which the Parties discussed the transaction which is the subject of this Agreement and their aspirations for success.  In such conversations and writings, individuals representing the Parties may have expressed their judgments and beliefs concerning the intentions, capabilities, and practices of the Parties, and may have forecasted future events.  The Parties recognize that such conversations and writings often involve an effort by both Parties to be positive and optimistic about the prospects for the transaction.  However, it is also recognized that all business transactions contain an element of risk, as does the transaction contemplated by this Agreement, and it is normal business practice to limit the legal obligations of the Parties to only those promises and representations and warranties which are essential to their transaction so as to provide certainty as to their respective future rights and remedies.  Accordingly, this Agreement, together with the Ancillary Agreements and the Confidentiality Agreement (and all schedules, annexes and exhibits hereto and thereto), is intended to embody the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements with respect thereto, and no promise, representation or warranty, written or oral, which is not set forth explicitly in this Agreement or the Ancillary Agreements is intended by either Party to be legally binding.  Each of the Parties acknowledge that in deciding to enter into this Agreement and to consummate the transaction contemplated hereby, none of them has relied upon any statements, representations or warranties, written or oral, other than those explicitly set forth herein or therein.  The Parties intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

Section 8.9                                    Amendment and Waiver.  No amendment to this Agreement shall be effective unless it shall be in writing and signed by each Party.  Any failure of a Party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument duly executed and delivered by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 8.10                             Severability.  If any provision of this Agreement or the application of any such provision is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted under applicable Law, the Parties waive any provision under applicable Law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.  The Parties shall, to the extent lawful and practicable, use their reasonable best efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, of any such provision held invalid, illegal or unenforceable.

Section 8.11                             Successors and Assigns; No Third-Party Beneficiaries.  Subject to the terms of this Section 8.11, this Agreement and all its provisions shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.  Nothing in this Agreement, whether expressed or implied, will confer on any Person, other than the

Parties or their respective permitted successors and assigns, any rights, remedies or liabilities; provided that the provisions of Article VII will inure to the benefit of the Indemnified Parties.  No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party (which consent may not be unreasonably withheld) and any purported assignment without such consent shall be null and void; provided, that Buyer may, without the consent of Seller, assign any or all of its rights and its related obligations hereunder, to any of its wholly-owned Subsidiaries or Affiliates (although no such assignment shall relieve Buyer of its obligations to Seller or any Seller Indemnified Party hereunder).

Section 8.12                             Publicity.  The Parties covenant and agree that, except as provided for herein below, each Party will not, from and after the date hereof, originate any publicity or other announcement (whether written or oral), including the making, issuance or release of any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, this Agreement and the transactions contemplated herein, whether to the public, the press, the trade, Buyer’s or Seller’s customers or otherwise, without the prior written consent of the other Party as to the content and time of release of and the media in which such statement or announcement is to be made; provided, that (a) Seller is permitted to issue Seller Notices and Third Party Consents pursuant to Section 6.2, provided that Seller is permitted to disclose only (i) the acknowledgement of the existence of this Agreement (including the identity of Buyer) and (ii) the co-exclusive nature of the Manufacturing and Supply Agreement to the counterparties of the Distributor Contracts therein without Buyer’s prior written consent, and (b) in the case of such announcements, releases, statements, acknowledgments or revelations which either Party is required by Law to make, issue or release, the making, issuing or releasing of any such announcement, release, statement, acknowledgment or revelation by the Party so required to do so by Law shall not constitute a breach of this Agreement if such Party shall have given, to the extent reasonably possible, not less than two (2) Business Days’ prior notice to the other Party, and shall have attempted, to the extent reasonably possible, to clear such announcement, release, statement, acknowledgment or revelation with the other Party.  Notwithstanding the foregoing, Seller shall not use the name of Buyer or any of its Affiliates for advertising or promotional purposes without the prior written consent of Buyer.

Section 8.13                             WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF EACH OF THE SELLER PARTIES OR BUYER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.  ANY OF THE PARTIES MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY ACTION.

Section 8.14                             Expenses.  Except as otherwise expressly provided in this Agreement, each Party shall pay all of its own fees and expenses (including all legal, accounting and other advisory fees) incurred in connection with this Agreement and the Ancillary

Agreements and the transactions contemplated hereby and thereby, whether or not such transactions are consummated.

Section 8.15                             Specific Performance and Other Equitable Relief.  The Parties hereby expressly acknowledge and agree that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached.  Therefore, in addition to, and not in limitation of, any other remedy available to any Party, an aggrieved Party under this Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy or posting security for costs and damages.  Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have.

Section 8.16                             Counterparts.  This Agreement may be executed or delivered (including by facsimile transmission) in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the Parties notwithstanding the fact that all Parties are not signatory to the original or the same counterpart.

Section 8.17                             Bulk Sales Law.  Buyer hereby waives compliance by Seller with the provisions of any applicable bulk sales Law of any jurisdiction in connection with the sale of the Acquired Assets.  Notwithstanding any such waiver, each of the Seller Parties, jointly and severally, agrees to indemnify Buyer against all liability, damage or expense which Buyer may suffer due to the failure to so comply or to provide notice required by any such Law.

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IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed on its behalf by an authorized officer as of the date first above written.

ANGIOTECH PHARMACEUTICALS, INC.

By:	/s/ Tammy Neske
Name: Tammy Neske
Title: Chief Business Officer

SURGICAL SPECIALTIES PUERTO RICO, INC.

By:	/s/ Tammy Neske
Name: Tammy Neske
Title: Authorized Signatory

QUILL MEDICAL, INC.

By:	/s/ Tammy Neske
Name: Tammy Neske
Title: Authorized Signatory

ETHICON, INC.

By:	/s/ Thomas Graney
Name: Thomas Graney
Title: VP, Worldwide Finance

ETHICON, LLC

By:	/s/ Francisco J Aponte
Name: Francisco J Aponte
Title: Ethicon LLC, President

Schedule A

Acquired Assets

[***](7)

(7)                   Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

Schedule B-1

[***](8)

(8)                   Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

Schedule B-2

[***](9)

(9)                   Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

Schedule C

Launch Requirements

[***](10)

(10)            Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

Schedule D

[***](11)

(11)            Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

Schedule E

[***](12)

(12)            Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

Schedule F-1

Seller Patents

[***](13)

(13)            Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

Schedule F-2

Quill™ Know-How

[***](14)

(14)            Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

Schedule G

Assistance and Training Matters

[***](15)

(15)            Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.